Exhibit 10.186
The Immune Response Corporation
5931 Darwin Court
Carlsbad, CA 92008

October 26, 2005
Dr. Joseph F. O’Neill
Ellicott City, MD
Dear Joe:
Pursuant to this letter agreement (the “Agreement”) and subject to completing background investigations and you providing evidence of your United States citizenship or eligibility to work in the United States, we are pleased to make to you the following offer of employment with The Immune Response Corporation (the “Company”):
1.	Responsibilities
Your title will be Chief Executive Officer (or CEO) of the Company, effective October 31, 2005 (the “Effective Date”). As the CEO, you will serve full-time and report to the Board of Directors of the Company (the “Board”). You also will serve as a member of the Board at no additional compensation. It is acknowledged that continuation of your service as a director shall be subject to your re-election by the Company’s stockholders. The Company agrees to propose to the stockholders at each appropriate annual meeting during the term hereof your reelection as a member of the Board, provided you are otherwise eligible for reelection.
2.	Term of Employment
The initial term of your employment shall commence on the Effective Date and shall, except as provided in Section 4.1 hereof, continue for a term of three (3) years following the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for successive and additional two-year periods, unless either party shall provide a written notice of termination to the other at least ninety (90) days prior to the end of the Initial Term or any extended term. The term of this Agreement is subject to early termination in accordance with the provisions set forth in Section 4 hereof.
3.	Compensation and Benefits
     You shall be entitled to the following:
3.1 (a)	Base salary at the annual rate of $412,000, or at such increased rate as the Board, in its sole discretion, may hereafter from time to time determine (“Base Salary”), payable bi-weekly less required tax withholding. During the term of this Agreement, your Base Salary will be reviewed annually by the Board to determine whether such Base Salary should be increased in light of your duties, responsibilities and performance, and, if it is determined by the Board that an

Dr. Joseph F. O’Neill
October 26, 2005

increase is merited, such increase shall be promptly put into effect and your Base Salary, as so increased, shall constitute your Base Salary for purposes of this Section 3.1(a).
3.1 (b)	Within sixty (60) days after the Effective Date, the Board shall meet with you to discuss the terms and conditions under which you will be paid an annual bonus, whereby the Board and you shall mutually agree on (a) appropriate and reasonably obtainable criteria which the Board or its Compensation Committee are to consider with regard to an annual bonus and (b) the target amount of such annual bonus or the formula by which such annual bonus target amount is to be determined. The Board shall meet with you annually for this purpose, within sixty (60) days prior to the start of each Term year (October 31-October 30). During the term of this Agreement, the target bonus amount may be up to 400% of Base Salary, but not less than 100% of the Base Salary. The bonus shall be payable no later than thirty (30) days following the conclusion of the Term year (October 31-October 30) for which the bonus was earned.

3.2	Fringe benefits (medical, disability insurance, 401k plan, vacation/PTO, flex spending account) shall be according to the Company policies in place from time to time for all employees. The Company reserves the right to change its benefit programs or policies, and/or its providers, at any time.

3.3	Four (4) weeks annual paid vacation; provided, however, that the Company acknowledges and agrees that you have pre-existing commitments from November 8-20, 2005, December 1-5, 2005, and December 10-15, 2005, and that you will not be required to use vacation time for these periods. The Company agrees that you will be on an unpaid leave of absence during these periods. In the event that you do perform work for the Company during this leave, the Company and you will discuss reasonable compensation for such work.

3.4	Subject to Board approval, within ten (10) days following the Effective Date, you will receive an inducement grant of 6,000,000 nonqualified stock options (the “CEO Grant”). The exercise price for these stock options will be set equal to the closing price of the Company’s common stock on the date the Board grants the options. The shares comprising the CEO Grant will vest according to the following schedule: (1) 3,000,000 shall vest in 8 equal quarterly installments over the first eight (8) complete quarters in the Initial Term; and (2) 3,000,000 shall vest in a lump amount on the date that is 7 years following the date of the grant, or earlier upon the attainment of key performance milestones to which you and the Board will mutually agree within sixty (60) days after the Effective Date. Although the CEO Grant will not be made under a pre-existing Company plan, the Company will register the common stock underlying the CEO Grant on Form S-8 with the SEC within sixty (60) days following the date of the grant.

Dr. Joseph F. O’Neill
October 26, 2005

In the event of the occurrence of a Change of Control (as defined below), the CEO Grant shall immediately vest in full and become fully exercisable to the extent not previously vested or exercisable, and shall continue to be exercisable for a period of six (6) months or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter. For purposes of this Agreement, “Change of Control” shall mean any of the following events:
(a)	a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company’s stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(b)	either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled subsidiary, then of the appropriate entity as determined above)

Dr. Joseph F. O’Neill
October 26, 2005

immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction).
3.5	Reimbursement from the Company for all reasonable and customary expenses incurred by you in performing services under this Agreement, including travel expenses, expenses related to wireless communications (cell phone and Blackberry) and reasonable expenses related to home communications for the company (e.g., high speed internet access, fax, computer and accessories if needed) and other out-of-pocket expenses, in accordance with your expense account and the Company’s reimbursement policies and provided that you shall submit to the Company reasonable documentation with respect to such expenses.
4.	Termination of Employment
4.1	Events of Termination
Your employment with the Company may be terminated prior to the expiration of the Initial Term or extended term set forth in Section 2 hereof as follows:
(a)	By the Company With Cause. Your employment with the Company may be terminated at any time for “Cause.” As used in this Agreement, the term “Cause” shall mean (i) your willful misconduct or willful failure to fulfill and perform your stated duties, including the obligations stated herein, which misconduct or failure, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, (ii) any material breach by you of any provision of this Agreement or the policies pertaining to Company employees which the Company adopts from time to time and provides a copy of to you, which, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, (iii) any violation by you of Section 6.2 hereof, or (iv) your committing a material act of theft, fraud, dishonesty, or embezzlement with regard to the Company or your conviction of a felony.

(b)	By the Company Without Cause; By You With Good Reason. Your employment with the Company may be terminated, at any time by written notice to the other, without Cause by the Company or for “Good Reason” by you. As used herein, the term “Good Reason” shall mean the occurrence, without your consent, of any of the following: (i) any material diminution of your position, duties or responsibilities hereunder (except in each case in connection with the termination of your employment for Cause or disability or as a result of your death, or temporarily as a result of your illness or other absence), including but not limited to failing to continue you in the position of Chief Executive Officer; or (ii) any material breach by the Company of any provision of this Agreement,

Dr. Joseph F. O’Neill
October 26, 2005

including but not limited to failure to provide you with the Base Salary and bonus opportunity set forth in Section 3 hereof, which breach is not fully cured to your reasonable satisfaction within thirty (30) days after written notice from you thereof; or (iii) failure of any successor to the Company to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.
(c)	By You Without Good Reason. Your employment with the Company may be terminated by you without Good Reason, at any time upon notice to the Company.

(d)	Death. In the event of your death, your employment shall terminate on the date of death.

(e)	Disability. In the event of your Disability (as defined below), the Company may terminate your employment by giving to you a written notice of termination. For purposes of this Agreement, “Disability” means your inability to, even with reasonable accommodation, substantially perform your duties hereunder for ninety (90) consecutive days or one hundred eighty (180) days out of three hundred sixty five (365) days as a result of a physical or mental illness or condition. If any question shall arise as to whether you are unable to substantially perform your duties hereunder, the determination will be made through a medical examination by a physician mutually selected by you and the Company.
4.2	The Company’s Obligations Upon Termination
Following the termination of your employment under the circumstances described below, the Company shall pay to you the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that you then have or thereafter may have against the Company in connection with this Agreement and the termination of your employment that are lawfully released by the release described in Section 4.3 below, subject to your executing and delivering a release to the Company as provided in Section 4.3 below prior to the provision of the compensation and benefits set forth below:
(a)	Termination Without Cause by the Company or with Good Reason by You or Failure by the Company to Renew the Initial Term or any extended term. In the event that your employment shall be terminated by the Company pursuant to Section 4.1(b) hereof or upon expiration of the initial or any renewal term of this Agreement or pursuant to written notice by you in accordance with Section 4.1(b) hereof, you will be entitled to the continued payment of your Base Salary (less required tax withholding) for a period of twelve (12) months from the date of termination or expiration, as the case may be. In addition, any options within the CEO Grant which

Dr. Joseph F. O’Neill
October 26, 2005

have vested and remain unexercised prior to the date of termination of your employment by the Company pursuant to Section 4.1(b) hereof or upon expiration of the initial or any renewal term of this Agreement or pursuant to written notice by you in accordance with Section 4.1(b) hereof shall remain exercisable and will not terminate until the date which is six (6) months after such termination, expiration or written notice. In addition, the Company shall reimburse you for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof, shall pay you for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay, shall pay you for any Base Salary earned, but not paid through the date of termination, and shall pay you for any unpaid bonus awarded (or required to be awarded based on the full achievement of one or more pre-established and fully objective criteria) for the year preceding the year in which termination occurs.
(b)	Termination by the Company for Cause or by You Without Good Reason. In the event that your employment shall be terminated by the Company pursuant to Section 4.1(a) hereof (or if you voluntarily resign otherwise than for Good Reason, in accordance with Section 4.1(c) hereof prior to the expiration of the then current term of this Agreement), you shall be entitled to no further compensation or other benefits under this Agreement, other than any Base Salary earned by you on or prior to the date of such termination, but not yet paid and any unpaid bonus awarded (or required to be awarded based on the full achievement or one or more pre-established and fully objective criteria) for the year preceding the year in which termination occurs. In addition, the Company shall reimburse you for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof, and shall pay you for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay. Upon termination by the Company of your employment for Cause or termination for reason other than Good Reason by you, all of your rights under this Agreement (except as otherwise set forth herein) shall immediately terminate and the Company shall have no further obligation to you.

(c)	Termination Upon Death or Disability. In the event that your employment shall be terminated pursuant to Section 4.1(d) or 4.1(e) hereof, the Company shall pay you (or your estate or trust or legal representatives) all Base Salary earned, but unpaid, through the date of termination and any unpaid bonus awarded (or required to be awarded based on the full achievement of one or more pre-established and fully objective criteria) for the year preceding the year in which termination occurs and shall reimburse you (or your estate or trust or legal representatives) for any

Dr. Joseph F. O’Neill
October 26, 2005

expenses incurred through the date of such termination in accordance with Section 3.5 hereof. The Company shall also pay you or your estate or trust or legal representative for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay.
4.3	Release. Notwithstanding the foregoing, as a condition for the provision of the compensation and benefits set forth in this Section 4, you will be required to sign a release of all claims against the Company, its officers, agents, employees and the members of the Board, on such terms and form provided by the Company, which shall be binding on your estate, heirs, assignees, attorneys, agents and personal representatives as provided therein.
5.	Relocation.
The Company will pay all your expenses related to travel and lodging with respect to trips to the Company’s headquarters in Carlsbad, California. In addition, you will receive relocation pay of $8,333 per month for each of the first 24 months you are serving the Company in Carlsbad, California.
6.	Proprietary Information and Inventions.
You immediately shall enter into a Proprietary Information and Inventions Agreement (including Non-Competition) with the Company, on the Company’s standard form. Such Agreement shall survive your employment in accordance with applicable law.
7.	Miscellaneous
7.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

7.2	Arbitration. Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the employment dispute rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Any such arbitration shall be in the State of California or in the state of your principal employment for the Company at the time your employment terminates and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association. A decision of the arbitrator shall be final and binding upon the parties, and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expenses), as the arbitrator shall deem appropriate.

Dr. Joseph F. O’Neill
October 26, 2005

7.3	Entire Agreement; Amendment. This Agreement contains the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, between the parties relating to the subject matter hereof. This Agreement may not be amended except in a written document signed by you and the Company following express approval of the amendment by the Board of Directors.

7.4	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties or the arbitrator as coming closest to expressing the intention of the invalid or unenforceable term or provision.

7.5	Notice. Any notice to be given hereunder shall be in writing and delivered either in person, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed, if the Company, to its Chief Financial Officer at its headquarters and, if to you, to your address as last provided to the Company in writing Either party may, by notice hereunder, change its address for notices.

7.6	Headings. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

7.7	Amendment. This Agreement may be modified only by a written instrument signed by you and by an expressly authorized representative of the Company.

7.8	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of subsequent breach

7.9	Assignment. Neither the Company nor you may make assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, be acquired by reverse triangular merger, consolidate with, or merge into, any other entity or transfer all or substantially all of its assets or properties to any other entity. This Agreement shall inure to the benefit of and be binding upon the

Dr. Joseph F. O’Neill
October 26, 2005

Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
7.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

7.11	Liability Insurance. D&O Liability insurance shall be provided to you by the Company to the same extent that it is provided to the other executive officers in the Company.

7.12	Indemnification. You shall be given the opportunity to enter into the Company’s standard form of bilateral Indemnification Agreement.

7.13	Timing of Payments. In the event that at the time that your employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Agreement that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the time that will prevent such amounts from being considered deferred compensation.
You understand and agree that by accepting this offer, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not entered into, and will not during the term of your employment with the Company enter into, any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

Dr. Joseph F. O’Neill
October 26, 2005

Joe, if the foregoing accurately represents your understanding, please sign below and return it to us, at which time it will become a legally-binding agreement. Welcome aboard. We will accomplish great things together.

Warmest regards,

THE IMMUNE RESPONSE CORPORATION

By:	/s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.
Chairman

ACCEPTED AND AGREED IN ALL RESPECTS:

By:	/s/ Joseph F. O’Neill

Dr. Joseph F. O’Neill